                                                                    EXHIBIT 12.1

                          EG&G, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                          FISCAL YEARS ENDED                             SIX MONTHS ENDED
                                    --------------------------------------------------------------     ---------------------
                                    DEC. 30,     DEC. 29,     JAN. 3,       JAN. 2,       JAN. 1,      JULY 3,      JULY 2,
                                      1990         1991         1993         1994          1995          1994         1995
                                    --------     --------     --------     ---------     ---------     --------     --------
                                                                                             (IN THOUSANDS WHERE APPLICABLE)
Earnings:
  Income (loss) from continuing
    operations before income
    taxes........................   $ 67,022     $ 80,828     $ 66,702     $  88,492     $ (17,123)    $ 27,233     $ 35,741
  Add (subtract) adjustments for
    investments accounted for
    under the equity method......       (230)       2,885         (232)         (814)         (248)        (176)        (396)
  Add fixed charges:
    Interest on indebtedness.....     10,528        8,833        7,241         6,264         5,419        2,110        3,560
    Portion of rents
      representative of the
      interest factor............      5,933        6,533        6,867         6,233         6,433        3,574        3,661
                                    --------     --------     --------     ---------     ---------     --------     --------
Income (loss) as adjusted........   $ 83,253     $ 99,079     $ 80,578     $ 100,175     $  (5,519)    $ 32,741     $ 42,566
                                    ========     ========     ========     =========     =========     ========     ========
Fixed charges:
    Interest on indebtedness.....   $ 10,528     $  8,833     $  7,241     $   6,264     $   5,419     $  2,110     $  3,560
    Portion of rents
      representative of the
      interest factor............      5,933        6,533        6,867         6,233         6,433        3,574        3,661
                                    --------     --------     --------     ---------     ---------     --------     --------
Total fixed charges..............   $ 16,461     $ 15,366     $ 14,108     $  12,497     $  11,852     $  5,684     $  7,221
                                    ========     ========     ========     =========     =========     ========     ========
Ratio of earnings to fixed
  charges........................       5.06x        6.45x        5.71x         8.02x        *             5.76x        5.89x
                                    ========     ========     ========     =========                   ========     ========


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* Earnings in the fiscal year ended January 1, 1995 were inadequate to cover fixed charges by $17.4 million. Income (loss) from continuing operations before income taxes for this fiscal year includes a goodwill write-down of $40.3 million and restructuring charges of $30.4 million. Without this write-down and these charges, the ratio of earnings to fixed charges would have been 5.50x.